Exhibit 99.1

Contacts:

Maxim Pharmaceuticals	Burns McClellan
Larry G. Stambaugh	Aline Schimmel
Chairman & Chief Executive Officer	(212) 213-0006

David A. Walsey

Sr. Dir. Corp. Communications

(858) 453-4040

MAXIM PHARMACEUTICALS REALIGNS CORPORATE OBJECTIVES

-Company Provides Update on Ceplene™ Development Programs

-Maxim Seeking Worldwide Ceplene™ Development Partner

-Investment Banking Firm Being Engaged to Assess Strategic Opportunities

SAN DIEGO, Calif., February 8, 2005 — Maxim Pharmaceuticals, Inc. (NASDAQ: MAXM, SSE: MAXM) today announced that it implemented a plan realigning its resources and corporate objectives. The realignment is based upon several factors, including the January 18, 2005 statement that an additional phase 3 trial of Ceplene™ therapy for the treatment of Acute Myeloid Luekemia is necessary before submitting a New Drug Application to the United States Food and Drug Administration.  The realignment included reducing Maxim’s workforce by 12 to 39 associates, and provides sufficient capital to fund currently planned activities for approximately 18 months from January 2005.  Most of the reductions are related to the company’s Ceplene development programs, which are winding down, but do not impact Maxim’s core drug development or drug discovery teams, which remain intact.  Individuals affected by the realignment are eligible for a severance package that includes pay, benefits continuation and outplacement services.

In addition to reporting the realignment plan, Maxim also announced today preliminary results from its Phase 2 Ceplene trials treating patients with Hepatitis C and Renal Cell Carcinoma.

Preliminary data from Maxim’s Phase 2 trial (M0406) conducted in cooperation with Schering-Plough Corporation of the investigational drug Ceplene (histamine dihydrochloride) in combination with PEG-Intron® (peginterferon alfa-2b) and Rebetol® (ribavirin, USP) for the treatment of hepatitis C patients who failed to respond to previous therapy did not improve virological response compared to treatment with the PEG-Intron® and Rebetol® alone.  The combination therapy was generally well tolerated, and safety was consistent with previous clinical experience.

Preliminary analyses of two investigator-driven studies with Ceplene plus Interleukin-2 (IL-2) versus IL-2 alone in patients with metastatic renal cell carcinoma have also been completed.  One study performed in Denmark showed a trend towards improvement in patients treated with Ceplene plus IL-2 versus IL-2 alone in overall survival (p=0.08), but not tumor response.  There was no difference in overall survival or tumor response in patients treated with Ceplene plus IL-2 compared to treatment with IL-2 alone in the second study performed in the United Kingdom.

In view of recent developments in Ceplene’s regulatory path and clinical results, Maxim has realigned its objectives to focus on the following initiatives:

•                  Advance Maxim’s apoptosis modulator discovery and development program through the screening of new compound libraries.

•                  Advance current lead oncology compounds towards the clinic either internally or in collaboration with partners through licensing agreements.

•                  Engage an investment banking firm to assist in identifying and evaluating strategic opportunities that best leverage and build on Maxim’s assets, including it’s research and core drug development teams, as well as its apoptosis modulator discovery platform and pipeline that uses high throughput technology to screen for molecules that specifically modulate the apoptosis pathway.

•                  Seek a worldwide development and marketing partnership for Ceplene and Maxim’s oral histamine formulation.

“The last several months have been a challenge for Maxim, but we continue to believe that Maxim has assets, such as a strong drug discovery program and core drug development team, that can provide shareholders with meaningful value.  We remain committed to efforts to deliver that value by developing and applying these assets in a manner that may include a strategic transaction that makes sound business sense,” stated Larry G. Stambaugh, Maxim’s President and Chief Executive Officer.

Maxim Overview

Maxim Pharmaceuticals is a biopharmaceutical company dedicated to developing therapeutic candidates to treat cancer and liver disease.  Using its proprietary live cell high-throughput screening technology and chemical genetics, Maxim is developing small-molecule apoptosis inducers to treat cancer.  This program has produced several lead compounds that are advancing to clinical trials through collaborations or independently.  Maxim is also continuing to screen compound libraries to identify new compounds. Ceplene™, Maxim’s histamine based drug candidate, administered in combination with IL-2 as a remission maintenance therapy, demonstrated an improvement in leukemia free survival in one Phase 3 study of Acute Myeloid Leukemia patients compared to patients receiving no treatment, the current standard of care.

Apoptosis compounds and Ceplene are investigational drugs and have not been approved by the U.S. Food and Drug Administration or any international regulatory agency.

This news release contains certain forward-looking statements that involve risks and uncertainties. Such forward-looking statements include statements regarding the efficacy, safety and intended utilization of the Company’s apoptosis compounds and Ceplene, the conduct and results of the Company’s clinical trials, and the Company’s plans regarding regulatory filings, future research and clinical trials and plans regarding partnering activities and attempts to identify new strategic opportunities which may include a strategic transaction. Such statements are only predictions and the Company’s actual results may differ materially from those anticipated in these forward-looking statements. Factors that may cause such differences include the risk that products that appeared promising in early research and clinical trials do not demonstrate safety or efficacy in larger-scale or later clinical trials, the risk that the Company will not obtain approval to market its products, the risks associated with the Company’s reliance on outside financing to meet its capital requirements, and the risks associated with the Company’s reliance on collaborative partners for further clinical trials, development and commercialization of product candidates and the risk that the Company may not be able to identify acceptable strategic opportunities or conclude any strategic transaction which it does identify. These factors and others are more fully discussed in the Company’s periodic reports and other filings with the Securities and Exchange Commission

Note: The Maxim logo is a trademark of Maxim.

Editor’s Note: This release is also available on the Internet at http://www.maxim.com.